UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

(Amendment No.)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 3, 2026

AWAYSIS CAPITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21477	27-0514566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Lakeside Dr, Suite 100, Miramar, Florida 33027

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 795-3311

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Agreement.

On April 3, 2026, Awaysis Belize Limited, a wholly owned subsidiary of Awaysis Capital, Inc. (the “Company”), entered into a credit facility letter and related agreements (collectively, the “Credit Facility”) with Belize Bank Limited (the “Bank”) and issued a secured promissory note (the “Note”) in connection therewith.

The Credit Facility provides for borrowings in an aggregate principal amount of BZD $4,103,000 (approximately US $2,051,500 at an exchange rate of .50 United States dollar for 1 Belize dollar), consisting of a loan of approximately BZD $4,000,000, with the remainder attributable to customary fees and closing costs. The proceeds of the Credit Facility will be used to finance the renovation and development of twelve of the Company’s condominiums located in San Pedro, Belize.

Borrowings under the Credit Facility bear interest at the Bank’s prime rate minus 0.5% per annum (currently, approximately 8.0% per annum). Upon the occurrence of an Event of Default (as defined in the Credit Facility), the outstanding obligations under the Credit Facility bear interest at a rate of 18% per annum. Late payments are subject to additional interest of 1% per annum and a fee of $100 if not made within five days of the applicable due date.

The Credit Facility, which matures on September 30, 2035, provides for an initial six-month interest-only period, followed by amortization over 114 consecutive monthly installments of principal and interest, with a final payment of all remaining outstanding amounts due at maturity on September 30, 2035. In addition, 50% of proceeds from the sale of condominium units are required to be applied toward repayment of principal under the Credit Facility. The Credit Facility contains customary representations and warranties, affirmative and negative covenants, and events of default, including, among others, events of default relating to non-payment of principal or interest, breaches of covenants, and certain bankruptcy or insolvency events. The Credit Facility constitutes a direct financial obligation of the Company on a consolidated basis, as the borrower is a wholly owned subsidiary whose financial position and results of operations are consolidated into the Company’s financial statements in accordance with U.S. generally accepted accounting principles. The Company does not utilize off-balance sheet financing arrangements with respect to the Credit Facility.

The obligations under the Credit Facility are secured by certain real property, including seven of the Company’s villas and a commercial building located in San Pedro, Belize. The Credit Facility is also guaranteed by Michael Singh, the Company’s Co-Chief Executive Officer, Andrew Trumbach, the Company’s Co-Chief Executive Officer and Chief Financial Officer, and an affiliate entity of Mr. Singh.

The Credit Facility also includes a loan origination fee equal to 1% of the facility amount, a non-refundable commitment fee of 1% per annum on any unused or undisbursed portion of the facility, and amendment fees equal to 1% of the outstanding amount in connection with material amendments.

The foregoing description of the Credit Facility and the Note does not purport to be complete. The Company intends to file the Credit Facility agreement and the Note as exhibits to its next Quarterly Report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 9, 2026

AWAYSIS CAPITAL, INC.

	By:	/s/ Andrew Trumbach
	Name:	Andrew Trumbach
	Title:	Co-CEO and CFO